UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2024

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8500 SW Creekside Place, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 Par Value Per Share	DMRC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2024, Andrew Walter informed Digimarc Corporation (the “Company”) and its Board of Directors (the “Board”) of his decision to resign as a member of the Board, effective January 9, 2024. Mr. Walter’s decision to resign was not due to any disagreement with the Company on any matter relating to its operations, policies or practices. On January 9, 2024, the Company and Mr. Walter entered into a Consulting Agreement (the “Consulting Agreement”), pursuant to which Mr. Walter will continue providing advisory services to the Company following his resignation from the Board. The term of the Consulting Agreement will commence upon the effectiveness of Mr. Walter’s resignation from the Board and will end on the earlier of (a) the Company’s 2024 annual meeting of shareholders and (b) May 10, 2024. As consideration for his services under the Consulting Agreement, Mr. Walter will receive $12,500 for each quarter of services completed, pro-rated for any partial quarter at the end of the Consulting Agreement’s term, which amounts will be paid in the form of fully-vested shares of the Company’s common stock. The foregoing summary of the Consulting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Consulting Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the first quarter of 2024.

“I want to thank Andy for his years of dedication to Digimarc. His experience and expertise have been key to many important initiatives during his tenure as a Digimarc board member, and his friendship and guidance to me personally have helped me become a better leader. I am thrilled to still have Andy serve as a consultant, and look forward to rooting him on as he continues to make a meaningful impact with both his advisory and philanthropic work,” said Riley McCormack, the Company’s Chief Executive Officer.

On January 6, 2024, the Board elected Michael Park to fill the vacancy on the Board created by the resignation of Mr. Walter, effective January 9, 2024. Mr. Park will serve until the next annual meeting of the Company’s shareholders, at which time the Board intends to nominate him for election by the Company’s shareholders. The Company also appointed Mr. Park to the Board’s Governance, Nominating, and Sustainability Committee and Compensation and Talent Management Committee, each effective January 9, 2024.

As a non-employee director of the Company, Mr. Park will be compensated according to the Company’s non-employee director compensation practices, which are described under the heading “Director Compensation” in the Company’s proxy statement for its 2023 annual meeting of shareholders, which was filed with the U.S. Securities and Exchange Commission on March 28, 2023. This compensation consists in part of an annual retainer for service on the Board in the amount of $50,000, which is paid quarterly in arrears. Mr. Park has elected to receive half of his cash retainer in shares of common stock of the Company, instead of in cash, where the value of the issued shares will be equal to half of his cash retainer payment and will be issued on the same date as the remainder of such quarterly payments are made in cash.

Additionally, effective upon his election, Mr. Park was automatically granted an initial award of shares of restricted common stock of the Company having an aggregate value of approximately $200,000. These shares vest over the three-year period commencing on the date of grant, with 1/3 of the shares vesting on each of the first three anniversaries of the date of grant. Mr. Park was also automatically granted a prorated annual award of shares of restricted common stock of the Company having an aggregate value of approximately $33,151 that will vest on the anniversary of the grant date, or immediately prior to the next annual meeting of shareholders that occurs prior to such first anniversary, but at least 50 weeks after the prior year’s annual meeting of shareholders. In addition, the Company will enter into an indemnification agreement with Mr. Park in the same form as previously entered into by the Company with its other non-employee directors.

Mr. Park brings an innovative and strategic mindset to the Company, with a strong track record of driving operational and organizational change. Mr. Park has led business transformation and go-to-market strategies at critical junctures for some of the world’s leading technology companies, including Microsoft, SAP, HP, Siebel Systems and ServiceNow, where he currently serves as Chief Marketing Officer (CMO). In 2023, Mr. Park was named to the Forbes Entrepreneurial CMO 50 list, and his insights into marketing leadership and the role of technology in business transformation have been featured in Business Insider and the Wall Street Journal. Mr. Park earned a Bachelor of Arts degree in economics and finance from the University of Rochester and a Master of Business Administration from the Harvard Graduate School of Business.

Item 7.01.	Regulation FD Disclosure.

On January 9, 2024, the Company issued a press release announcing the election of Mr. Park as a director of the Company. The press release is attached to this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company, dated January 9, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2024

By:	/s/ Joel Meyer
Joel Meyer
Executive Vice President, Chief Legal Officer and Secretary